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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into as of June 5, 2000 by and between Compass Aerospace Corporation, a Delaware corporation (the "Company") and James Storie (the "Executive").

                                    RECITALS

         WHEREAS, Company wishes to employ the Executive and Executive wishes to accept employment subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the Parties hereto agree as follows:

1.       EMPLOYMENT.

         Company hereby employs and engages the services of Executive in the position of Senior Vice President of Operations for the Term of Employment set forth in Section 2. Executive agrees to serve the Company for the Term of Employment as provided herein.

2.       TERM OF EMPLOYMENT.

         The Initial Term of this Agreement shall be for a period of three (3) years commencing on the effective date hereof and ending three (3) years thereafter. Unless a party gives written notice to the other party no less than 120 days before the end of the then existing Initial Term or Extended Term, the Term shall automatically extend for an additional period of twelve (12) months ("Extended Term").

3.       POSITION AND DUTIES.

         During the Term of Employment:

                  (a) Executive shall perform services as Senior Vice President of Operations of the Company subject to the direction and control of the Chief Operating Officer. Executive shall perform such services and duties to the best of his abilities, and shall perform such services and duties at such of the Company's facilities as may be requested by the Company. Executive shall also provide such services and duties to any of the Company's subsidiaries and affiliates as shall be directed from time to time by the President.

                  (b) Executive agrees to devote his full business time to the business and affairs of the Company, and to use his best efforts to promote the interests of Company and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement to the extent necessary to satisfactorily discharge such responsibilities. Executive shall not, without the President's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his responsibilities under this Agreement. It is expressly understood and agreed that it shall not be a violation of this Agreement for Executive to serve on corporate, civic

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or charitable boards or committees, so long as such activities do not materially interfere with the performance of such responsibilities or reflect adversely on Company to any material extent.

4.       RESULTS AND PROCEEDS.

         As Executive's employer, Company shall, by virtue of such relationship, own all rights in and to the results and proceeds directly or indirectly connected with, or arising out of, Executive's services hereunder.

5.       COMPENSATION AND BENEFITS.

         5.1 BASE SALARY. During the Term, Company shall compensate Executive for the services to be rendered hereunder at an annual rate of Two Hundred and Ten Thousand Dollars ($210,000) (the "Base Salary"). Executive understands and agrees that Company has no obligation to increase his Base Salary. Such Base Salary shall be payable to Executive in equal bi-weekly installments or at such other intervals as salary is normally paid by Company to its executive employees (except during any unpaid vacation), subject to the usual or required employee payroll deductions and withholdings.

         5.2 SUPPLEMENTAL COMPENSATION. During the Term, Company shall compensate Executive, in addition to but not as part of Base Salary, the sum of Two Thousand Eighty-four Dollars ($2,084) per month, such sum to be paid to Executive in equal bi-weekly installments or at such other intervals as salary is normally paid by Company to its executive employees, subject to the usual or required employee payroll deductions and withholdings.

         5.3 REIMBURSEMENT OF EXPENSES. During the Term of Employment, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by Executive in connection with his performance of services under this Agreement in accordance with Company's then prevailing policies and procedures (which requirements shall include appropriate itemization and substantiation of all such expenses incurred).

         5.4 PERSONAL PAID TIME. Executive shall be entitled to Personal Paid Time (including, without limitation four (4) weeks paid vacation and holidays specified by the Company) in accordance with the policy applicable to Company employees and shall not be entitled to paid vacation or sick time other than Personal Paid Time. Executive shall only be allowed to carry over into the next fiscal year ten (10) days of unused Personal Paid Time. All remaining unused Personal Paid Time will be cashed out, such payment to consist only of Base Salary for the unused Personal Paid Time and no other compensation or benefits.

         5.5      STOCK OPTIONS.

                  (a) On June 5, 2000, Executive shall be granted a stock option under the Compass Aerospace Corporation 1998 Stock Incentive Plan (the "Stock Incentive Plan") to purchase 100,000 shares of common stock of the Company (the "Common Stock") with an exercise price per share which shall be set at the fair market value of the shares at the time of the grant, as determined by the Board of Directors. Twenty-five percent of such option will vest on June 5, 2000, and the remainder of such option will vest 25% per year on each of the three (3) anniversary dates of June 5, 2000 beginning on the first such anniversary date provided that, except as provided in Section 5.5(c) below, Executive is employed by the Company on each such


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date. To the maximum extent possible under the Internal Revenue Code of 1986, the stock options granted pursuant to this Section 5.5(a) shall be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code.

                  (b) Executive shall be granted three additional stock options under the Stock Incentive Plan, each such option to be granted no later than the end of the first quarter of each of calendar years 2001, 2002, and 2003. Each such option shall be an option for Executive to purchase not less than 30,000 shares of Common Stock and up to 120,000 shares of Common Stock with an exercise price equal to the fair market value of the stock at the time of the grant. The Board of Directors will determine in its discretion, based on Executive's and Company's performance in the year immediately preceding the grant, the number of shares of Common Stock to be made subject to the option grant. Each such option will vest 25% per year on each of the four (4) anniversary dates of the date of each grant provided that, except as provided in Section 5.5(c) below, Executive is employed by the Company on each such date. Fair market value will be as agreed by the Parties, or, if the Parties cannot agree, it shall be the last price paid for Company's Common Stock in an arm's-length transaction, including by way of conversion of any of Company's other securities.

                  (c) Notwithstanding the vesting provisions of Section 5.5(a) and (b) above, all stock options that have been granted to Executive prior to the date of the expiration of the Term of this Agreement and that have not vested at such time shall become fully vested and exercisable at that time if the Company chooses not to renew or extend Executive's employment (unless such termination of employment is for Cause). Such vesting shall not occur upon the expiration of the Term of this Agreement if Executive voluntarily terminates his employment with the Company at such time.

                  (d) Customary antidilution protection shall apply as relates to the number of shares subject to any stock option (e.g., in the event of stock splits) but excluding antidilution protection as relates to the percentage of Common Stock subject to such option (e.g., in the event of new stock issuances). Furthermore, there shall be immediate vesting of all options in the event that Executive dies or becomes disabled or there is a change in control (which shall occur if any entity other than the shareholders as of the effective date hereof or their successors acquire 51% or more of the Common Stock or if Company sells all or substantially all of Company's assets).

         5.6 EXECUTIVE'S REPRESENTATIONS REGARDING STOCK. Executive represents that he will retain and consult with his own professional advisors to review and evaluate the economic, tax and other consequences of the stock options. Executive further represents that any interest he may acquire will be acquired for investment purposes only and that he understands that there is no public market for any of the securities comprising the stock options and that the securities he will receive are subject to restrictions on both transferability and resale, and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and the applicable state securities laws, pursuant to registration or exemption therefrom. The shares of stock issuable to Executive shall bear an appropriate legend setting out restrictions on transfer and the fact that the securities have not been registered.

         5.7 WITHHOLDING ON STOCK OPTIONS. The Company shall deduct from all stock issued under the Stock Options any federal, state, or local taxes required by law to be withheld with


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respect to such payments. In the alternative, Executive may pay to the Company the amount of any such taxes which the Company is required to withhold with respect to the grant or delivery of stock.

         5.8 RESTRICTIONS ON TRANSFER OF SHARES. Shares of Common Stock issued to Executive pursuant to the stock options will be transferable only in accordance with the Stockholders Agreement (in the form and substance set forth in Exhibit A attached hereto) and Section 21 of the Stock Incentive Plan. As permitted under Section 21 of the Stock Incentive Plan, it is hereby provided that the restrictions on transfer of the shares issued to Executive shall lapse and cease to have effect upon any of the following: (1) the first date on which the Common Stock is held of record by more than 500 persons, (2) determination by the Board that a public market exist for the outstanding shares of Common Stock or (3) the consummation of an initial public offering.

         5.9 BENEFITS. In addition to the other benefits provided herein, Executive shall be entitled to participate in such medical, dental, prescription drug, vision, health care spending account, 401(k) saving and retirement, short-term disability insurance, long-term disability insurance, or other employee welfare benefit plans as the Company may offer to and maintain for the benefit of its Corporate officers and as changed from time-to-time, subject to Executive's fulfilling all applicable eligibility requirements of each such plan. No statement concerning benefits or compensation to which Executive is entitled alters in any way the Term of Employment or the termination of this Agreement.

         5.10     TRANSITION AND MOVING EXPENSES.

                  (a) Company shall pay relocation expenses in accordance with the Compass Executive Relocation Program (Exhibit B attached hereto), except that one month's Base Salary, net of all applicable federal and state taxes, for unidentified incidental expenses will be paid instead of one-half month's Base Salary.

                  (b) Company will pay for an outside third party relocation service to provide home sale services in connection with Executive's current residence as follows. Executive will have 90 days after the relocation service makes a "Fallback Offer" (based on two independent ERC appraisals, except that if they are not within 5% of each other a third appraisal will be used) to sell his residence. During this 90-day marketing period, Executive may utilize the equity advance program in Section 6 of the Compass Executive Relocation Program to purchase a home in the new location. If at the end of the 90-day marketing period the residence has not been sold, Executive may accept the "Fallback Offer." If the residence is sold during the 90-day marketing period, Executive must contact the relocation service prior to signing the final sales contract. The relocation service will handle all the closing arrangements. Executive will receive his equity immediately and Company will pay the broker's fee and many of Executive's normal escrow closing charges.

         5.11     BONUS.

                  (a) Executive will be eligible for a cash bonus in the amount of $50,000 for calendar year 2000 to be paid if the Company achieves sufficient cash flow by August 30, 2000 to pay down the entire balance of amounts outstanding under revolving line of credit.


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                  (b) Executive will be eligible for an additional cash bonus in the amount of $75,000 for calendar year 2000 to be paid if the Company achieves its October 2000 Subordinated Debt interest payment and achieves its 2000 Bank EBITDA plan.

                  (c) Executive will be eligible for an additional cash bonus of up to $50,000 for calendar year 2000 to be paid on a pro rata basis if the Company achieves its 2000 Bank EBITDA Plan for 2000. Such bonus shall be paid on a pro rata basis as determined by the product of (a) the sum of the annual EBITDA achieved by the Company in 2000 minus the 2000 Bank EBITDA Plan, multiplied by (b) the sum of $50,000 divided by the sum of the 2000 Board EBITDA Plan for 2000 minus the 2000 Bank EBITDA Plan for 2000.

                  (d) Company will pay Executive a bonus of not less than Fifty Thousand Dollars ($50,000) for calendar year 2000 in addition to any bonus earned by Executive for achieving the performance milestones (the "Guaranteed Bonus").

                  (e) All bonuses specified in Section 5.11 will be paid to Executive before April 1, 2001, but no earlier than March 1, 2001.

                  (f) Executive will be eligible for a bonus for calendar year 2001 to be paid if the Company achieves performance milestones established by the Board of Directors. The amount of the bonus will not be less than Executive's Base Salary for full achievement of the performance milestones and in no event will exceed twice Executive's Base Salary in the event of achievement beyond the performance milestones. If Executive is entitled to a bonus pursuant to this Section 5.11(f), such bonus will be paid 50% in cash and 50% in stock options. For this purpose, the dollar value of such stock options will be deemed to be the amount that results from multiplying the number of shares to be granted under the stock options times their fair market value at the time of grant.

                  (g) During the calendar year 2002, as well as the Extended Term, if any, after the Initial Term, Executive shall be eligible to participate in any bonus plan Company maintains for its senior executives.

                  (h) No bonus shall be paid to Executive with respect to a fiscal year during which this Agreement terminates pursuant to Section 7 hereof; provided, however, if Executive remains employed pursuant to this Agreement for at least six (6) months of such fiscal year and this Agreement terminates pursuant to Section 7.2 or Section 7.4 he will be entitled to a pro-rata share of the bonus provided pursuant to Section 5.11.

6.       COVENANTS.  Executive covenants in favor of Company as follows:

         6.1 TRADE SECRETS OF OTHERS. Executive represents that Executive's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, material or trade secrets acquired by Executive in confidence or in trust prior to Executive's rendering of services to Company. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

         6.2 CONFIDENTIALITY; TRADE SECRETS. Executive acknowledges that his position with Company is one of the highest trust and confidence both by reason of his position and by reason


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of his access to and contact with the trade secrets and confidential and proprietary business information of Company. Executive agrees that during the Term of Employment and thereafter:

                  (a) He shall protect and safeguard the trade secrets and confidential and proprietary information of Company, including (by way of illustration and not limitation) its arrangements with vendors, customers and joint venture partners (referred to collectively as Company's "contractors"); its data, records, patents, licenses, trademarks, copyrights, compilations of information, processes, programs, know-how, improvements, discoveries, marketing plans, strategies, forecasts, unpublished financial statements, budgets, projections, licenses, prices, costs, files, documents, drawings, memoranda, notes, or other documents, whether maintained electronically or in hard copy (all such information is hereinafter called the "Proprietary Information"); other than information known to him before the date hereof or learned from third Parties without breach of any obligation of confidentiality or otherwise to Company, or in the public domain;

                  (b) He shall not disclose any of such Proprietary Information, except as may be required in the ordinary course of performing his duties as an employee of Company; and

                  (c) He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such Proprietary Information, other than for the benefit of Company as may be required in the ordinary course of performing his duties as an employee of Company.

The Proprietary Information shall be the exclusive property of Company. Executive agrees that He shall deliver to Company all files, records, documents, drawings, memoranda, and other materials, whether electronic or hard copy, relating to the Proprietary Information or pertaining to his work with Company in the event of either Company's request or the termination of his employment for any reason, and that he will not take with him any of the foregoing or any reproduction of any of the foregoing.

         6.3 INDUCEMENT. Executive shall not during the Term of Employment and for a period of two (2) years thereafter, directly or indirectly, employ, cause others to employ, or attempt to induce others to employ, any employees of the Company or attempt to induce said employees to gain or seek other employment.

         6.4 REMEDIES FOR BREACH OF COVENANTS OF EXECUTIVE. The covenants set forth in Section 6 of this Agreement shall continue to be binding upon Executive, notwithstanding the termination of his employment with Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between Company and Executive. The existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any or all of such covenants. If Executive breaches or threatens to breach any of the covenants in Section 6 of this Agreement, the Parties acknowledge and agree that the damage or imminent damage to Company's business and/or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of the covenants set forth in Section 6, in addition to any other relief (including damages) available to Company under this Agreement or under law.


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         6.5 LITIGATION. Executive agrees that during the Term of Employment and thereafter Executive shall do all things, including the giving of evidence in suits and other proceedings, which Company shall deem necessary to obtain, maintain, defend, or assert rights accruing to Company during the Term of Employment and in connection with which Executive has knowledge, information, or expertise. All reasonable expenses incurred by Executive during the Term of Employment or thereafter in fulfilling the duties set forth in this Section, shall be reimbursed by Company to the full extent legally appropriate, including without limitation a reasonable payment for Executive's time in the event this Agreement has terminated prior to the time Executive renders such duties.

         6.6 FUTURE COOPERATION. The Parties hereto agree to cooperate with each other from and after the date hereof, and to supply any information and to execute documents reasonably required for the purposes of giving effect to this Agreement or in connection with the consummation of any actions contemplated hereby, all without additional compensation except as provided in Section 6.5.

7. TERMINATION OF EMPLOYMENT. This Agreement and the employment of Executive hereunder shall terminate upon the occurrence of the first to occur of the following events or conditions, and the Parties shall remain subject to the following conditions and covenants after termination:

         7.1 EXPIRATION OF TERM. This Agreement shall terminate upon expiration of the Term of Employment specified in Section 2 hereof.

         7.2 DEATH OR INCAPACITY. This Agreement shall automatically terminate upon the death or Incapacity of Executive. Subject to the Americans with Disabilities Act and applicable state law, "Incapacity" shall mean Executive's inability by reason of mental or physical condition to perform substantially all of his duties and responsibilities hereunder for a continuous period of three
(3) months or more, or for any aggregate period of four (4) months or more in any twelve-month period whether or not continuous. In the event of a dispute as to the existence of any such disability, Executive agrees to submit to medical or psychiatric examinations conducted by physicians mutually agreed upon by Company and Executive and to be bound by any determination made by such physicians.

         7.3 CAUSE. Company may terminate Executive's employment for Cause. "Cause" shall mean (i) an act of dishonesty, fraud, embezzlement, breach of trust, misappropriation, acceptance of a bribe or kickback or other similar activity on Executive's part; (ii) a willful and deliberate act by Executive in bad faith and to the detriment of Company or; (iii) a determination by Company in good faith that there has been neglect by Executive of such Executive's duties, chronic absenteeism, unacceptable performance, or any material breach or violation of Executive's obligations (including, without limitation, any failure to implement material policies or procedures established by Company for the transaction of business by Company) or covenants pursuant to this Agreement, but only if any of such conduct is not rectified to the satisfaction of Company by Executive within a period of not less than 90 days after written notification to Executive of such conduct; or (iv) the conviction, or a plea of nolo contendere, of Executive of a felony or a crime involving fraud, dishonesty or moral turpitude. Executive's termination for Cause shall be effective immediately upon notice to Executive. If Executive's employment is terminated for Cause, or if Executive voluntarily terminates his employment, Company shall pay


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Executive his prorated Base Salary through the effective date of the termination of employment (which shall be no earlier than the date of notice thereof to Executive) at the rate in effect at the time of such termination, and Company shall have no further obligations to Executive under this Agreement. Executive shall forfeit all benefits, rights, and Stock Options which have not vested as of the effective date of termination.

         7.4 OTHER THAN FOR CAUSE. Company may terminate Executive's employment other than for Cause. If Company terminates Executive's employment other than for Cause, Company shall pay Executive his Base Salary, prorated to a monthly sum, for each of six months, such payments to be payable in installments at such time as Executive would have been paid the Base Salary had the Term of Employment continued. All amounts which are vested benefits or to which Executive is otherwise entitled under any employee benefits plan of Company shall be payable in accordance with the terms of such plan. Executive's termination other than for Cause shall be effective immediately upon notice to Executive.

         7.5 TERMINATION BY EMPLOYEE Executive may terminate his employment by Company at any time, with or without cause, by providing Company thirty (30) days' advance written notice. Company will have the option, in its complete discretion, to make Executive's termination of employment effective at any time after receipt of such notice and prior to the end of such notice period, provided Company pays Executive all compensation due and owing through the last day actually worked plus an amount equal to the Base Salary Executive would have earned through the balance of the notice period, and thereafter all of Company's obligations under this Agreement terminate.

         7.6 CONTINUATION OF COVENANTS. Notwithstanding termination of his employment pursuant to the provisions of this Section 7, the obligations of Executive set forth in Sections 5.2, 5.7, 6, 10 and 11 herein shall survive the termination of this Agreement.

8.       Assignment.

         8.1 BY EXECUTIVE. This Agreement is personal to Executive and without the prior written consent of Company (which consent may be withheld in Company's sole discretion) shall not be assignable by Executive. Executive shall not have the right to sell, transfer, or assign the right to receive payments or benefits hereunder, and any such attempted assignment or transfer shall terminate this Agreement for Cause at the option of Company. Notwithstanding the foregoing, Executive may convey by will, intestacy, or other method of estate planning all payments and benefits hereunder to which he is entitled upon his death.

         8.2 BY COMPANY. The provisions of this Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including without limitation any corporation which may acquire all or substantially all of Company's assets and business, or with or into which Company may be consolidated, merged, or reorganized. Upon any such merger, consolidation or reorganization, the term "Company" as used herein shall be deemed to refer to such successor corporation.

9. SEVERABILITY. In case one or more provisions of this Agreement shall for any reason be held by an arbitrator or court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed in


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all respects as if such invalid, illegal or unenforceable provision or clause were omitted and had never been contained herein. In the event any provision of this Agreement is determined by an arbitrator or court to be unenforceable by reason of its being extended for too great a period of time or over too great a range of activities, the Parties hereto agree that the affected provision shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

10. ARBITRATION OF DISPUTES. Except as otherwise provided herein, any dispute or controversy arising from or relating to this Agreement, or from any other aspect of Executive's employment or the termination thereof, including but not limited to alleged violations of federal, state, and/or local statutes (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, medical condition as defined under Washington law, handicap, or disability, and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy, or any other alleged violation of Executive's statutory, contractual, or common law rights (and including claims against Company's officers, directors, employees, and agents), which Executive and Company or other party are unable to resolve through direct discussion, regardless of the kind or type of dispute (excluding claims for workers' compensation or unemployment insurance, administrative charges of employment discrimination or retaliation, and any solely monetary dispute within the jurisdiction of small claims court) shall be decided by final and binding arbitration in King County, Washington in accordance with the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes (the "Rules"). Executive and Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between Executive and Company, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. At the request of either Company or Executive, arbitration proceedings shall be conducted in the utmost secrecy, and, in such case, all documents, testimony and records shall be received, heard, and maintained by the arbitrator in secrecy, available for inspection only by Company and Executive and their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until such information shall become generally known. The arbitrator shall have authority to award equitable relief, damages, costs, and fees, including the arbitrator's fees, to the greatest extent permitted by law, including but not limited to any remedy or relief that a court may order. Except for a breach or threatened breach of Section 6 of this Agreement, the arbitrator shall have exclusive authority to resolve all claims between the Parties, including but not limited to whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

11. LEGAL FEES. Without implying consent to or agreeing to any legal proceeding other than arbitration as provided in Section 10 herein, in the event of any arbitration proceeding, administrative proceeding, or litigation between the Parties relating to or arising from this Agreement, the prevailing Party in such proceeding or litigation shall be entitled to recover all reasonable attorney's fees and costs.

12. GOVERNING LAW. This Agreement, and each and every related document, are to be governed by and construed in accordance with the laws of the State of Washington.


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13. NOTICES. All notices, requests, demands or other communications hereunder given by the Executive to Company shall be sent by certified mail to the following address:

                          Compass Aerospace Corporation
                          1501 Hughes Way, Suite 400
                          Long Beach, California 90810
                          Attention:  John R. Reimers
                          Fax:  310-522-0601

         All notices, requests, demands or other communications hereunder given by Company to Executive shall be personally delivered to him or sent by certified mail to the following address:

                          James Storie
                          (at the address as set forth on the signature page attached hereto)

or such other addresses as a party may from time to time specify in writing to the other in accordance with this notice provision. All notices hereunder sent by certified mail shall be effective when mailed.


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14.      ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among the Parties, and supersedes any and all prior agreements, arrangements and understandings, both written and oral. No change, supplement, amendment, modification, waiver or termination of this Agreement or any provisions contained herein shall be binding unless executed in writing by the President of Company.

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

                                       COMPASS AEROSPACE CORPORATION,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------

                                          Its:
                                              ----------------------------------

                                       JAMES STORIE
                                       "Executive"


                                       -----------------------------------------


                                       Address:
                                               ---------------------------------

                                               ---------------------------------

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